Exhibit 4.01-02

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

FIFTH

SUPPLEMENTAL INDENTURE

EL PASO ELECTRIC COMPANY

To

U.S. BANK NATIONAL ASSOCIATION

Trustee

Dated as of December 17, 2004

Supplemental to General Mortgage Indenture

and Deed of Trust

Dated as of February 1, 1996

THIS IS A SECURITY AGREEMENT GRANTING A SECURITY INTEREST IN PERSONAL PROPERTY INCLUDING PERSONAL PROPERTY AFFIXED TO REALTY AS WELL AS A MORTGAGE UPON REAL ESTATE AND OTHER PROPERTY.

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of December 17, 2004 (the “Supplemental Indenture”), between EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), whose principal office is located at 100 North Stanton Street, El Paso, Texas, 79901, and U.S. BANK NATIONAL ASSOCIATION, a banking corporation organized under the laws of The Commonwealth of Massachusetts, as Trustee (the “Trustee”), whose principal corporate trust office is located at 225 Franklin Street, Boston, Massachusetts, 02110.

WITNESSETH

WHEREAS, the Company and the Trustee have entered into that (i) General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 (the “Original Indenture”), relating to the issuance of Bonds as may be created and established from time to time in one or more series; (ii) First Supplemental Indenture dated as of February 1, 1996 (the “First Supplemental Indenture”); (iii) Second Supplemental Indenture dated as of August 19, 1997 (the “Second Supplemental Indenture”); (iv) Third Supplemental Indenture dated as of January 29, 1999 (the “Third Supplemental Indenture”) and (v) Fourth Supplemental Indenture dated as of January 25, 2002 (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”);

WHEREAS, the Company issued Bonds pursuant to the terms of the Indenture and mortgaged and pledged the Mortgaged Property to secure payment of the Bonds;

WHEREAS, Section 14.02 of the Original Indenture permits the Indenture or the Bonds to be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the then Outstanding Bonds; provided that if the proposed amendment or waiver affects only the Holders of certain series of Outstanding Bonds, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Bonds of such affected series, considered as one class, shall be required; provided further that if the proposed amendment changes the fixed maturity of any Bond, the consent of the Holders of each Outstanding Bond affected thereby shall be required;

WHEREAS, the Company proposes to amend Section 2.02(a)(iii) of the First Supplemental Indenture and the Series H Bonds to extend the maturity date of the Series H Bonds to December 17, 2009, and such proposed amendment affects the Holders of Series H Bonds;

WHEREAS, the Company proposes to amend the financial and other covenants contained in Article 4 of the First Supplemental Indenture following the retirement or repayment of the Series D and Series E Bonds, and such proposed amendment affects only the Holders of Series H Bonds;

WHEREAS, the Company has obtained and delivered to the Trustee the written consent of the sole Holder of the Outstanding Bond of Series H to the proposed amendments set forth in this Supplemental Indenture;

WHEREAS, it is provided in the Original Indenture, among other things, that the Company shall execute and file with the Trustee, and the Trustee at the request of the Company, when required by the Original Indenture, shall join in, indentures supplemental thereto, and which thereafter shall form a part thereof, for the purpose, among others, of amending the Indenture as permitted by Section 14.02 thereof; and

WHEREAS, all acts and things have been done and performed which are necessary to make this Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed; and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Terms Incorporated By Reference. Except for the terms defined in this Supplemental Indenture, all capitalized terms used in this Supplemental Indenture have the respective meanings set forth in the Indenture.

ARTICLE 2

AMENDMENT OF FIRST SUPPLEMENTAL INDENTURE

Section 2.01. Amendment to Section 2.02(a). Section 2.02(a)(iii) of the First Supplemental Indenture is amended by deleting from the fourth sentence thereof the date “February 12, 2008” and substituting therefor the date “December 17, 2009”.

Section 2.02. Addition of Section 4.12. Article 4 of the First Supplemental Indenture is amended by inserting a new Section 4.12 as follows:

“Section 4.12. Special Provision Affecting Collateral Series H First Mortgage Bonds.

On and as of the date upon which none of the Investor Series Bonds remain Outstanding (the “Covenant Substitution Date”), the provisions of this Article 4 shall cease to be in effect and the Collateral Series H First Mortgage Bonds shall no longer be entitled to the benefits thereof, and the Collateral Series H First Mortgage Bonds shall instead be entitled to the benefits of the negative covenants set forth in each supplemental indenture creating a new series of Bonds issued to institutional or public investors on or after the Covenant Substitution Date on the same basis as the holders of such new series of Bonds for so long as such new series of Bonds remains outstanding.”

Section 2.03. Exhibit H. Exhibit H to the First Supplemental Indenture is hereby replaced in its entirety with Exhibit H hereto.

ARTICLE 3

AMENDMENT AND REPLACEMENT OF SERIES H BONDS

Section 3.01. Amendment to Maturity Date. Each of the Series H Bonds is amended by deleting from the first sentence of the first full paragraph thereof the date “February 12, 2008” and substituting therefor the date “December 17, 2009”.

Section 3.02. Amendment to Reflect Addition of Section 4.12 to the Indenture. In order to reflect the addition of Section 4.12 to the Indenture, as provided by Section 2.02 above, each of the Series H Bonds is amended by adding the following at the end of the ninth paragraph thereof:

“Notwithstanding the foregoing proviso, without the consent of the Holders, on and as of the date upon which none of the Investor Series Bonds remain Outstanding (the “Covenant Substitution Date”), the provisions of Article 4 of the First Supplemental Indenture shall cease to be in effect and this Series H Bond shall no longer be entitled to the benefits thereof, but shall instead be entitled to the benefits of the negative covenants set forth in each supplemental indenture creating a new series of Bonds first issued to institutional or public investors on or after the Covenant Substitution Date on the same basis as the holders of such new series of Bonds for so long as such new series of Bonds remains outstanding.”

Section 3.03. Amendment to Reflect the Collateral Release Provisions of Revolving Credit Agreement. In order to give effect to the provision in Section 10.04 of the New Credit Agreement, the following language is added to the Series H Bonds at the end of the sixth paragraph thereof:

“This Series H Bond shall also be surrendered to the Trustee, or to the Company for delivery to the Trustee, for cancellation on the Collateral Release Date, as that term is defined in Section 10.04 of the Revolving Credit Agreement, if the conditions enumerated in such Section 10.04 have been satisfied.”

Section 3.04. Replacement of Series H Bond. Upon surrender of the Outstanding Series H Bond by the sole Holder thereof, the Company shall execute, and the Trustee shall authenticate, in each case as provided in the Indenture, a replacement Bond substantially in the form of Exhibit H hereto.

ARTICLE 4

THE TRUSTEE

Section 4.01. Trustee’s Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company, or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Except as herein otherwise provided, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture other than as set forth in the Indenture, and this Supplemental Indenture is executed and accepted on behalf of the Trustee, subject to all the terms and conditions set forth in the Indenture, as fully to all intents as if the same were set forth at length herein.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Reference to Original Indenture. Except insofar as otherwise expressly provided herein, all the provisions, definitions, terms and conditions of the Original Indenture, as it has been and may from time to time be amended, shall be deemed to be incorporated in and made a part of this Supplemental Indenture; and the Original Indenture as heretofore supplemented and as supplemented by this Supplemental Indenture is in all respects ratified and confirmed; and the Original Indenture, as amended, and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 5.02. Governing Law. In view of the fact that Bondholders may reside in various states and the desire to establish with certainty that this Supplemental Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflict of laws provisions thereof) applicable to agreements made and to be performed therein, except to the extent that the TIA shall be applicable and except to the extent that the TIA shall be applicable and except to the extent the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the perfection, priority or enforcement of the Lien of the Indenture with respect to such portion of the Mortgaged Property.

Section 5.03. Successors. All covenants, stipulations and agreements of the Company in this Supplemental Indenture shall bind its successors and assigns. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 5.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts when so executed shall be deemed to be an original, but all such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, EL PASO ELECTRIC COMPANY has caused this Supplemental Indenture to be executed by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents, and duly attested by its Secretary or one of its Assistant Secretaries, and U.S. BANK NATIONAL ASSOCIATION has caused the same to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed, and duly attested by one of its Assistant Secretaries, as of the day and year first above written.

EL PASO ELECTRIC COMPANY

By:	/S/ TERRY BASSHAM
	Name:	Terry Bassham
	Title:	Exec. V. P. & Chief Financial & Admin. Officer

Attest:

/S/ GARY SANDERS
Ass’t Secretary

U.S. BANK NATIONAL
ASSOCIATION, as Trustee

By:	/S/ GEORGE DAVISON
	Name:	George Davison
	Title:	Officer

[Corporate Seal]

Attest:

/S/ PAUL D. ALLEN
Title:	Vice President

ACKNOWLEDGEMENT

STATE OF TEXAS	)
	)	SS.
COUNTY OF EL PASO	)

On the 15 day of December, 2004, before me personally came Terry D. Bassham, to me known, who, being by me duly sworn, did depose and say that he resides in El Paso County, Texas; that he is the Executive Vice President and Chief Financial and Administrative Officer of El Paso Electric Company, a Texas corporation, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by authority of the board of directors of said corporation.

/S/ CAROLINA PENA
Notary Public

(Notary Seal)

ACKNOWLEDGEMENT

COMMONWEALTH OF MASSACHUSETTS	)
	)	SS.
COUNTY OF SUFFOLK	)

On the 16th day of December, 2004, before me personally came George Davison, to me known, who, being by me duly sworn, did depose and say that he resides in East Walpole, Massachusetts; he is an Officer of U.S. Bank National Association, a banking corporation organized under the laws of The Commonwealth of Massachusetts, the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the board of directors of said corporation, and that he signed his name thereto by his authority.

/s/
Notary Public

(Notary Seal)

Exhibit H

[Form of Series H Bond]

THIS BOND IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR COLLATERAL AGENT UNDER THE CREDIT AGREEMENT, DATED AS OF DECEMBER [    ], 2004, AMONG THE COMPANY, JPMORGAN CHASE BANK, AS TRUSTEE OF THE RIO GRANDE RESOURCES TRUST II, THE LENDERS SPECIFIED THEREIN (THE “LENDERS”), AND JPMORGAN CHASE BANK, AS ISSUING BANK, AS ADMINISTRATIVE AGENT, AND AS COLLATERAL AGENT (THE “COLLATERAL AGENT”) (SUCH CREDIT AGREEMENT, AS AMENDED FROM TIME TO TIME, THE “REVOLVING CREDIT AGREEMENT”).

EL PASO ELECTRIC COMPANY

No.	$100,000,000

COLLATERAL SERIES H FIRST MORTGAGE BONDS

El Paso Electric Company, a Texas corporation (herein, together with its successors and assigns, the “Company”), for value received promises to pay to                                         , or registered assigns the principal sum of ONE HUNDRED MILLION DOLLARS or such lesser principal amount as is equal to the aggregate principal amount of the outstanding Loans and L/C Disbursements (as defined in the Revolving Credit Agreement) in whole or installments on such date or dates as the Company has any obligation to make payments under the Revolving Credit Agreement, but not later than the Maturity Date (as defined in the Revolving Credit Agreement) or December     , 2009, whichever shall occur first, at the same place or places as such payments are required to be made by the Company, in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts, and to pay interest on the unpaid principal amount hereof in like coin or currency to the registered owner hereof at said place or places at such rate per annum on each interest payment date (as hereinafter defined) as shall cause the amount of interest payable on such interest payment date on this Series H Bond to equal the amount of interest, fees, charges and expenses payable on such interest payment date under the Revolving Credit Agreement. Such interest shall be payable on the same dates as interest is payable from time to time pursuant to the Revolving Credit Agreement (each such date hereinafter called an “interest payment date”), until maturity of this Series H Bond, or if the Collateral Agent shall demand redemption of this Series H Bond, until the redemption date, or, if the Company shall default in the payment of principal due on this Series H Bond, until such principal and interest, shall have been paid in full and the Company’s obligations with respect thereto discharged as provided in the Indenture (as hereinafter defined). The amount of interest and fees and types of charges and expenses payable from time to time under the Revolving Credit Agreement, the basis on which such amounts are computed and the dates on which such amounts are payable are set forth in the Revolving Credit Agreement.

Except as hereinafter provided, this Series H Bond shall bear interest (a) from the interest payment date next preceding the date of this Series H Bond to which interest has been paid, or (b) if the date of this Series H Bond is an interest payment date to which interest has been paid, then from such date, or (c) if no interest has been paid on this Series H Bond, then from the date of initial issue.

This Series H Bond is one of the bonds of the Company known as its First Mortgage Bonds (the “Bonds”), issued and to be issued in one or more series under and secured by a General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996, duly executed by the Company to U.S. Bank National Association, a banking corporation organized under the laws of The Commonwealth of Massachusetts, Trustee (“Trustee”), and indentures supplemental thereto, heretofore or hereafter executed, to which General Mortgage Indenture and Deed of Trust and all indentures supplemental thereto (collectively referred to as the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are, and are to be, issued and secured, and the rights of the owners of the Bonds and the Trustee in respect of such security. As provided in the Indenture, the Bonds may be in various principal sums, are issuable in series, may mature at different times, may bear interest at different rates and may otherwise vary as therein provided; and this Bond is the only Bond of a series entitled “Collateral Series H First Mortgage Bonds”, created by a First Supplemental Indenture dated as of February 1, 1996, as provided for in the Indenture. The terms of this Series H Bond include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§77aaa-77bbbb) (the “Act”), as in effect on the date of the Indenture.

The Indenture authorizes the issuance of up to $100,000,000 aggregate principal amount of Series H Bonds, but the aggregate principal amount hereof outstanding at any time shall not exceed such lesser amount as is equal to the amount of the Total Commitment under the Revolving Credit Agreement or, if such Total Commitment shall have terminated, the aggregate outstanding principal amount of the Loans and L/C Disbursements under the Revolving Credit Agreement.

This Series H Bond has been issued by the Company to the Collateral Agent (i) to provide for the payment of the Company’s obligations to make payments to any person under the Revolving Credit Agreement and (ii) to provide to such persons the benefits of the security provided for by this Series H Bond.

Any payment made in respect to the Company’s obligations under the Revolving Credit Agreement shall be deemed a payment in respect of this Series H Bond, but such payment shall not reduce the principal amount of this Series H Bond unless, and then only to the extent, the aggregate amount of the Total Commitment is irrevocably reduced concurrently with such payment. In the event that all of the Company’s obligations under the Revolving Credit Agreement have been paid in full and discharged, this Series H Bond shall be deemed paid in full and the Collateral Agent shall surrender this Series H Bond to the Trustee for cancellation. This

Series H Bond shall also be surrendered to the Trustee, or to the Company for delivery to the Trustee, for cancellation on the Collateral Release Date, as that term is defined in Section 10.04 of the Revolving Credit Agreement, if the conditions enumerated in such Section 10.04 have been satisfied.

In the manner provided in the Indenture, this Series H Bond shall be redeemed at a redemption price of 100% (expressed as a percentage of principal amount) plus accrued interest thereon to the redemption date, in cash, upon receipt by the Trustee of a written demand for redemption of this Series H Bond from the Collateral Agent (the “Collateral Series Redemption Demand”). This Series H Bond shall be redeemed in the amount specified in the Collateral Series Redemption Demand, which amount shall be equal to the outstanding principal, interest and other amounts then due and owing under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall also state (i) that an “Event of Default” has occurred and is continuing under the terms of the Revolving Credit Agreement, (ii) that payment of the principal amount outstanding under the Revolving Credit Agreement, all interest thereon and all other amounts payable thereunder are immediately due and payable, and (iii) that the Collateral Agent has demanded payment thereof from the Company. The portion of this Series H Bond subject to redemption shall be redeemed on the fifth Business Day following receipt by the Trustee of the Collateral Series Redemption Demand. Any payment made to the Collateral Agent pursuant to a Collateral Series Redemption Demand shall constitute a payment by the Company in respect of its obligations under the Revolving Credit Agreement. The Collateral Series Redemption Demand shall be rescinded and shall be null and void for all purposes of the Indenture upon receipt by the Trustee, no later than the Business Day prior to the date fixed for redemption, of a certificate of the Collateral Agent (a) stating that there has been a waiver of such Event of Default, or (b) withdrawing said Collateral Series Redemption Demand.

The principal of this Series H Bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of an Event of Default as therein defined.

With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Bonds which would be affected by the action to be taken, the Company and the Trustee may from time to time and at any time, enter into a Supplemental Indenture for the purpose of adding any provision or changing in any manner or eliminating any provision of the Indenture or of any Supplemental Indenture or of modifying in any manner the rights of the Holders of Bonds and any coupons; provided, however, that (i) no such Supplemental Indenture shall, without the consent of the Holder of each Outstanding Bond affected thereby (a) reduce the principal amount of Bonds whose Holders must consent to an amendment, supplement or waiver, (b) reduce the Principal of or change the fixed maturity of any Bond, or alter the provisions with respect to any sinking, improvement, maintenance, replacement or analogous fund or conversion, redemption or repurchase rights with respect to any Bond, (c) reduce the rate of or change the time for payment of interest on any Bond, (d) waive a Default or Event of Default in the payment of Principal of or interest on the Bonds (except a rescission of acceleration of the Bonds pursuant to the Indenture where the Event of Default has been remedied), (e) make any Bond payable in money other than that stated in such Bond, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Bonds to receive payments of Principal of or interest on the Bonds, (g) waive a redemption payment with respect to any Bond, (h) limit the right of a Holder of Bonds to institute suit for the enforcement of payment of Principal of or interest on such Bonds in accordance with the terms of said Bonds, (i) permit the creation by the Company of any Prior Lien (but no merger or consolidation permitted under the Indenture of the Company with any other Person owning property which is subject to a Prior Lien, shall be deemed the creation of a Prior Lien), or (j) make any change in the Indenture pertaining to amendments, supplements or waivers to the Indenture or any Supplemental Indenture with the consent of the Holders, and (ii) if there shall be Bonds of more than one series of Bonds outstanding and if such proposed action shall materially adversely affect the rights of Holders of Bonds of one or more such series, then the consent (including consents obtained in connection with a tender offer or exchange offer for Bonds) only of the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series so affected, considered as one class, shall be required. Notwithstanding the foregoing proviso, without the consent of the Holders, on and as of the date upon which none of the Investor Series Bonds remain Outstanding (the “Covenant Substitution Date”), the provisions of Article 4 of the First Supplemental Indenture shall cease to be in effect and this Series H Bond shall no longer be entitled to the benefits thereof, but shall instead be entitled to the benefits of the negative covenants set forth in each supplemental indenture creating a new series of Bonds issued to institutional or public investors on or after the Covenant Substitution Date on the same basis as the holders of such new series of Bonds for so long as such new series of Bonds remains outstanding.

No incorporator, stockholder, director, officer or employee of the Company shall have any liability for any obligations of the Company under this Series H Bond and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Any and all such rights and claims against every such incorporator, stockholder, director, officer or employee, as such, whether arising at common law or in equity, or created by rule of law, statute, constitution or otherwise, are expressly released and waived as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Series H Bond.

This Series H Bond is nontransferable except to effect transfer to any successor to the Collateral Agent under the Revolving Credit Agreement, but is exchangeable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee, any such permitted transfer or exchange to be made in the manner and upon the conditions prescribed in the Indenture, upon the surrender and cancellation of this Series H Bond and the payment of any applicable taxes and fees required by law, and upon any such transfer or exchange a new registered bond or bonds or the same series and tenor, will be issued to the authorized transferee, or the registered holder, as the case may be.

This Series H Bond shall not be valid until authenticated by the manual signature of the Trustee, or a successor trustee or authenticating agent appointed pursuant to the Indenture.

IN WITNESS WHEREOF, the Company has caused this Series H Bond to be executed in its name by the manual or facsimile signature of its Chairman of the Board, its Chief Executive Officer, its President or one of its Vice Presidents, and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries.

Issue Date:

Authentication Date:

This Bond is one of the Bonds of the series designated therein, described in the within-mentioned Indenture.	EL PASO ELECTRIC COMPANY, as Issuer

U.S. BANK NATIONAL ASSOCIATION,	By:
as Trustee	Title:

Attest:

By:
Authorized Officer	Title:

ASSIGNMENT

To assign this Series H Bond, fill in the form below:

(I) or (we) assign and transfer this Series H Bond to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                                               agent to transfer this Series H Bond on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on this Series H Bond)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.)